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                                                                  EXHIBIT 10.40

                                                                January 3, 1995

Mr. Martin E. Schloss
869 President Avenue
Brooklyn, NY 11215

Dear Marty:

  This will confirm that in the event Autotote terminates your employment for any reason, you will be entitled to receive severance pay, at the time of such termination, of not less than one (1) year base salary plus all accrued but unpaid bonus installments earned by you. Further, you will be permitted to retain all unexercised Autotote stock options held by you at the time of such termination. Such options will remain exercisable in accordance with their terms.

                                          Sincerely,